                                     Filed pursuant to Rule 424(b)(3) and 424(c)
                                                   Registration Number 333-60540


                              PROSPECTUS SUPPLEMENT

                       (To Prospectus dated May 24, 2001)

                                  $517,500,000

                            THE TJX COMPANIES, INC.

                     Liquid Yield Option(TM) Notes due 2021

                          (Zero Coupon - Subordinated)

                                       and

               Common Stock Issuable Upon Conversion of the LYONs

                         ------------------------------

    This document supplements the Prospectus dated May 24, 2001 relating to the resale by the holders of Liquid Yield Option(TM) Notes (Zero Coupon - Subordinated) due 2021 (the "LYONs") and the shares of Common Stock issuable upon conversion of the LYONs.

    This Prospectus Supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus dated May 24, 2001.

    The following sets forth information as of the date of this Prospectus Supplement about the principal amount at maturity of LYONs and the underlying common stock beneficially owned by each selling securityholder that may be offered using this Prospectus. All information concerning beneficial ownership has been provided by the selling securityholders.

                       ADDITIONAL SELLING SECURITYHOLDERS

    The table below lists additional selling securityholders for the table on pages 29-32 of the Prospectus.

                                               Principal
                                               Amount at
                                              Maturity of
                                                 LYONs
                                             Beneficially     Percentage     Number of Shares of      Percentage of
                                               Owned That      of LYONs       Common Stock That        Common Stock
             Name and Address                 May be Sold    Outstanding        May be Sold (1)       Outstanding (2)
             ----------------               -------------    -----------     -------------------      --------------
Southern Farm Bureau Life Insurance             $615,000          *                 10,045                   *
c/o Froley Revy Investment Co., Inc.
10900 Wilshire Blvd., Suite 900
Los Angeles, CA 90024

Starvest Managed Portfolio                       $60,000          *                    980                   *
c/o Froley Revy Investment Co., Inc.
10900 Wilshire Blvd., Suite 900
Los Angeles, CA 90024

Soloman Smith Barney, Inc.                   $27,497,000        5.31%              449,122                   *
390 Greenwich St, 3rd Fl.
New York City, N.Y. 10013



Kerr-McGee Corporation                          $775,000          *                 12,658                   *
c/o Froley Revy Investment Co., Inc.
10900 Wilshire Blvd., Suite 900
Los Angeles, CA 90024

Bay County PERS                                 $200,000          *                  3,266                   *
c/o Froley Revy Investment Co., Inc.
10900 Wilshire Blvd., Suite 900
Los Angeles, CA 90024




                             SELLING SECURITYHOLDERS

         The table below sets forth updated or corrected information regarding the selling securityholders listed on the table on pages 29-32 of the Prospectus.

                                               Principal
                                               Amount at
                                              Maturity of
                                                 LYONs
                                             Beneficially     Percentage     Number of Shares of      Percentage of
                                               Owned That      of LYONs       Common Stock That        Common Stock
             Name and Address                 May be Sold    Outstanding        May be Sold (1)       Outstanding (2)
             ----------------               -------------    -----------     -------------------      --------------
Any other holders of LYONs or furure
transferee, pledgee, donee or successor
or any holder(3)(4)                          $97,746,000       18.89%              1,596,534                 *





---------------

*   Less than 1%.

(1) Assumes conversion of all of the holder's LYONs at a conversion rate of
    16.3335 shares of common stock per $1,000 principal amount at maturity of the LYONs. However, this conversion rate will be subject to adjustment as described under "Description of LYONs - Conversion Rights." As a result, the amount of common stock issuable upon conversion of the LYONs may increase or decrease in the future.

(2) Calculated based on 278,811,087 shares of common stock outstanding as of March 31, 2001. In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of a particular holder's LYONs. However, we did not assume the conversion of any other holder's LYONs.

(3) Information about other selling securityholders will be set forth in prospectus supplements, if required.

(4) Assumes that any other holders of LYONs, or any future transferees, pledgees, donees or successors of or from any such other holders of LYONs, do not beneficially own any common stock other than the common stock issuable upon conversion of the LYONs at the initial conversion rate.

                         ------------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE

SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ------------------------------


             The date of this Prospectus Supplement is July 6, 2001.

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Liquid Yield Option is a registered trademark of Merrill Lynch & Co., Inc.